Exhibit 99.1

Contact:
Michael Ostrach
Chief Business and Principal Financial Officer
510-665-7257
mostrach@dynavax.com

DYNAVAX REPORTS FIRST QUARTER 2014

FINANCIAL RESULTS

BERKELEY, CA – May 5, 2014 – Dynavax Technologies Corporation (NASDAQ: DVAX) today reported financial results for the first quarter ended March 31, 2014. The Company had $177.7 million in cash, cash equivalents and marketable securities as of March 31, 2014.

For the quarter ended March 31, 2014, Dynavax reported total revenues of $3.5 million compared to $2.1 million for the first quarter of 2013. This increase primarily relates to the recognition of revenue under our collaboration agreement with AstraZeneca.

General and administrative expenses were $4.2 million for the quarter ended March 31, 2014 compared to $8.8 million for the first quarter of 2013. The 2013 three month period includes non-recurring cash and non-cash stock-based severance costs of $2.5 million. Excluding these non-recurring organizational transition costs, general and administrative expenses decreased by 34% in the first quarter of 2014 compared to the first quarter of 2013.

Research and development expenses were $13.2 million for the quarter ended March 31, 2014 compared to $14.2 million for the first quarter of 2013. This decrease was primarily due to higher severance expenses, including non-cash stock-based compensation charges, in the 2013 period.

About Dynavax

Dynavax, a clinical-stage biopharmaceutical company, discovers and develops novel vaccines and therapeutics in the areas of infectious and inflammatory diseases and oncology. Dynavax's lead product candidate is HEPLISAV, a Phase 3 investigational adult hepatitis B vaccine. For more information visit www.dynavax.com.

DYNAVAX TECHNOLOGIES CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2014	2013
Revenues:
Collaboration revenue	$2,373	$883
Grant revenue	1,125	760
Service and license revenue	-	442
Total revenues	3,498	2,085

Operating expenses:
Research and development	13,231	14,164
General and administrative	4,157	8,800
Unoccupied facility expense	77	-
Total operating expenses	17,465	22,964

Loss from operations	(13,967)	(20,879)

Interest income	65	72
Interest expense	-	(32)
Other income	62	14

Net loss	$(13,840)	$(20,825)

Basic and diluted net loss per share	$(0.05)	$(0.11)

Shares used to compute basic and diluted net loss per share	262,826	182,847

DYNAVAX TECHNOLOGIES CORPORATION

SELECTED BALANCE SHEET DATA

(In thousands)

(Unaudited)

	March 31, 2014	December 31, 2013
Assets
Cash, cash equivalents and marketable securities	$177,679	$189,376
Property and equipment, net	8,584	8,706
Goodwill	2,576	2,579
Other assets	4,746	3,961
Total assets	$193,585	$204,622

Liabilities and stockholders’ equity
Deferred revenues	$10,334	$7,298
Other liabilities	9,398	11,030
Total liabilities	19,732	18,328
Stockholders’ equity	173,853	186,294
Total liabilities and stockholders’ equity	$193,585	$204,622